Exhibit 5.01

From : Sophie Lim	DID : 6890 7696
sophie.lim@allenandgledhill.com	Fax : 6302 3022

Our reference	:	SLLC/CYAOMQ/YTANXY/1023000586	8 August 2023
Your reference	:	-

Flex Ltd.

2 Changi South Lane

Singapore 486123

Dear Sirs

Registration Statement on Form S-8 of Flex Ltd. (the "Company")

1.	At your request, we have examined the Registration Statement on Form S-8 (excluding all Exhibits thereto) (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about 8 August 2023, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 16,300,000 ordinary shares of the Company ("Ordinary Shares") reserved for issuance under the Flex Ltd. 2017 Equity Incentive Plan, as amended and restated (the "Amended and Restated 2017 EIP").

This opinion is being rendered solely to the Company in connection with the filing of the Registration Statement.

2.	The Ordinary Shares to be registered under the Registration Statement comprises an aggregate of:

(a)	such number of Ordinary Shares (the "Option Shares") subject to issuance by the Company upon the valid exercise of subscription rights represented by outstanding share options granted under the Amended and Restated 2017 EIP;

(b)	such number of Ordinary Shares (the "Performance Shares") underlying performance share awards granted pursuant to the Amended and Restated 2017 EIP, the issuance of which is subject to the satisfaction of certain performance criteria within the performance period(s) prescribed by the compensation and people committee of the Board of Directors of the Company (the "Compensation Committee"), pursuant to the Amended and Restated 2017 EIP;

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(c)	such number of Ordinary Shares (the "Performance Units Shares") underlying performance units awards granted pursuant to the Amended and Restated 2017 EIP, the issuance of which is subject to the satisfaction of certain performance criteria within the performance period(s) prescribed by the Compensation Committee, pursuant to the Amended and Restated 2017 EIP;

(d)	such number of Ordinary Shares (the "Restricted Units Shares") underlying restricted share unit awards granted pursuant to the Amended and Restated 2017 EIP, the issuance of which is subject to the satisfaction of certain criteria prescribed by the Compensation Committee, pursuant to the Amended and Restated 2017 EIP;

(e)	such number of Ordinary Shares (the "SAR Shares") issuable, at the determination of the Compensation Committee, in satisfaction of payments payable by the Company under share appreciation rights awards granted pursuant to the Amended and Restated 2017 EIP; and

(f)	such number of Ordinary Shares (the "Award Shares") underlying other share-based awards granted pursuant to the Amended and Restated 2017 EIP, the issuance of which is subject to such terms and conditions as determined by the Compensation Committee from time to time,

(the Option Shares, Performance Shares, Performance Units Shares, Restricted Units Shares, SAR Shares and Award Shares to be collectively defined as the "Registration Shares").

3.	As your Singapore counsel, we have examined:

(a)	a certified extract of the Minutes of the Directors' Meeting held on 29 June 2017 (the "2017 Board Resolutions") and a certified extract of the Minutes of the Annual General Meeting of the Company held on 15 August 2017 (the "2017 Shareholders' Resolutions"), in each case approving the adoption of the Flex Ltd. 2017 Equity Incentive Plan (the "2017 EIP");

(b)	a certified extract of the Minutes of Meeting of the Compensation Committee held on 3 June 2020 (the “2020 Committee Resolutions”), a certified extract of the Minutes of the Directors' Meeting held on 3 June 2020 (the "2020 Board Resolutions") and a certified extract of the Minutes of the Annual General Meeting of the Company held on 7 August 2020 (the "2020 Shareholders' Resolutions"), in each case approving the first amendment and restatement of the 2017 EIP;

(c)	a certified extract of the Minutes of Meeting of the Compensation Committee held on 14 June 2023 (the “2023 Committee Resolutions”, and together with the 2020 Committee Resolutions, shall be collectively defined as the “Committee Resolutions”) approving, and recommending that the Board of Directors approve, the second amendment and restatement of the 2017 EIP (the “2023 Amendment and Restatement”), and a certified extract of the Minutes of the Directors' Meeting held on 14 June 2023 approving the 2023 Amendment and Restatement subject to the approval of the shareholders of the Company (the "2023 Board Resolutions", and together with the 2017 Board Resolutions and the 2020 Board Resolutions, shall be collectively defined as the "Board Resolutions"); and

(d)	a certified extract of the Minutes of the Annual General Meeting of the Company held on 2 August 2023 (the "2023 Shareholders' Resolutions", and together with the 2017 Shareholders' Resolutions and the 2020 Shareholders' Resolutions, shall be collectively defined as the "Shareholders' Resolutions") approving the 2023 Amendment and Restatement.

4.	We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.

5.	We have assumed that:

(a)	there shall be subsisting a valid authority given to the Board of Directors of the Company pursuant to Section 161 of the Singapore Companies Act 1967 in respect of the issue of the Registration Shares at the time of the issue of the Registration Shares;

(b)	the Board of Directors of the Company or, as the case may be, (where authorised by the Board of Directors of the Company) the Compensation Committee, shall before the issue of the:

(i)	Option Shares resolve to approve the allotment and issue by the Company of the Option Shares in accordance with the terms of the Amended and Restated 2017 EIP upon the exercise of the subscription rights represented by the outstanding share options;

(ii)	Performance Shares, Performance Units Shares, Restricted Units Shares, SAR Shares or, as the case may be, Award Shares, resolve to approve the allotment and issue by the Company of the Performance Shares, Performance Units Shares, Restricted Units Shares, SAR Shares and Award Shares respectively, all in accordance with the terms of the Amended and Restated 2017 EIP,

(the "Company's Allotment Procedures");

(c)	each of the Board Resolutions, the Committee Resolutions and the Shareholders' Resolutions are true, complete and up-to-date copies and each such aforesaid resolutions have not been rescinded or modified and remain in full force and effect and that no other resolution or other action has been taken which could affect the validity of the Board Resolutions, the Committee Resolutions and/or the Shareholders' Resolutions; and

(d)	the extracts of each of the Board Resolutions, the Committee Resolutions and the Shareholders' Resolutions as certified by the Company Secretary of the Company are true and correct extracts of each of the Board Resolutions, the Committee Resolutions and the Shareholders' Resolutions.

6.	Based upon and subject to the foregoing and subject to any matters not disclosed to us, we are of the opinion that:

(a)	the Option Shares allotted and issued by the Company (i) upon the exercise of the subscription rights represented by outstanding share options granted under the Amended and Restated 2017 EIP in accordance with its terms against full payment of the applicable exercise price, (ii) pursuant to the Company's Allotment Procedures, and (iii) represented by share certificates issued by the Company in respect of such Option Shares, will be legally issued, fully-paid and non-assessable; and

(b)	the Performance Shares, the Performance Units Shares, the Restricted Units Shares, the SAR Shares or, as the case may be, the Award Shares allotted and issued by the Company (i) in accordance with the terms of the Amended and Restated 2017 EIP against full payment (if any) of each Performance Share, Performance Units Share, Restricted Units Share, SAR Share or, as the case may be, Award Share so allotted and issued, (ii) pursuant to the Company's Allotment Procedures, and (iii) represented by share certificates issued by the Company in respect of such Performance Shares, Performance Units Shares, Restricted Units Shares, SAR Shares or, as the case may be, Award Shares, will be legally issued, fully-paid and non-assessable.

7.	For the purposes of this opinion we have assumed that the term "non-assessable" in relation to the Registration Shares to be issued means under Singapore law that holders of such Registration Shares, having fully paid up all amounts due on such Registration Shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Registration Shares.

8.	Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Registration Statement or otherwise. Further, our opinion is not to be transmitted to, nor is it to be relied upon by, any other person or quoted or referred to in any public document or filed with any governmental authority or agency without our prior written consent. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

Yours faithfully
/s/ Allen & Gledhill LLP
Allen & Gledhill LLP

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